Private & Confidential

Exhibit 10.13

CERTAIN PERSONAL INFORMATION HAS BEEN OMITTED AND REPLACED WITH “[***]” PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K.

Dated	2026

NODTHERA LIMITED

and

DR. NICHOLAS CLARKE

SERVICE AGREEMENT

THIS AGREEMENT is made on	2026

BETWEEN

(1)	NODTHERA LIMITED whose registered number is SC540381 and whose registered office is at 3 Queens Road, Aberdeen, Scotland, AB15 4YL (the “Company”); and
(2)	DR. NICHOLAS CLARKE of [***] (the “Executive”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	In this Agreement the following words and expressions shall have the following meanings:

“Associated Company” means any entity which from time to time is a parent undertaking of the Company or a subsidiary undertaking of the Company or of any such parent undertaking where “subsidiary undertaking” and “parent undertaking” has the meanings given to them in the Companies Act 2006.

“Board” means the board of directors of Rezera Inc. from time to time.

“Cause” means as defined in clause 14.6.

“Confidential Information” means trade secrets and other confidential information relating to the Company, the Associated Companies, its or their businesses and its or their past, current or prospective clients or customers and their businesses which shall include (without limitation) information expressly designated by the Company or any Associated Company as being confidential and any other confidential information concerning its or their: finances, business transactions, prospective business transactions, research activities, dealings and affairs (including, without limitation, the decisions of Board meetings); customers, including, without limitation, customer lists, customer identity and customer requirements; existing and planned product lines, price lists and pricing structures (including, without limitation, discounts, special prices or special contract terms offered to or agreed with customers); technology underlying its or their concepts, products or services; business plans and sales and marketing information, plans and strategies; computer systems, source codes and software; directors and employees; and suppliers, licensors, licensees, agents, distributors or contractors (both current and those who were suppliers, licensees, agents, distributors or contractors during the previous two years).

“Executive Inventions” means any Invention made, created, devised, developed, discovered or worked wholly or partially by the Executive (whether alone or jointly) at any time during the course of their employment (under this service agreement or otherwise) with the Company (whether or not during working hours or using the premises or resources of Company or any Associated Company, and whether or not recorded in material form).

“Executive IPR” means all Intellectual Property Rights in any Works.

“FCA” means the Financial Conduct Authority and any other successor regulatory body from time to time.

“Good Reason” means the occurrence, without the Executive’s consent, of any of the following, provided the Executive has completed the Good Reason Process:

(i) a material diminution in the Executive’s responsibilities, authority or duties;

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(ii) a reduction of more than 10% in the Executive’s fixed annual salary, other than reductions similarly affecting all senior management;

(iii) a change in the Executive’s principal place of work that increases the distance from their principal residence by at least 40 miles; or

(iv) a material breach of this Agreement by the Company.

“Good Reason Process” means that the Executive: (a) notifies the Company in writing within 60 days of the first occurrence of the Good Reason condition; (b) cooperates in good faith with the Company’s efforts to remedy that condition for at least 30 days following such notice (the “Cure Period”); and (c) terminates employment within 60 days after the end of the Cure Period, the condition having not been remedied. If the Company remedies the condition within the Cure Period, Good Reason shall be deemed not to have occurred.

“Intellectual Property Rights” means any and all intellectual and industrial property rights in any part of the world, including all rights to Inventions, patents, utility models, copyright and related rights, trade marks, rights in trade names, business names, logos and internet domain names, metatags, rights in get-up and trade dress, goodwill and the right to sue for passing off, rights in designs, rights in computer software, database rights, semiconductor topography rights, rights to use and preserve the confidentiality of information (including know-how and trade secrets) and any other rights, of a similar nature, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all related, similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

“Invention” means any invention, idea, discovery, development, modification, improvement or innovation, original works of authorship, trade secrets, device, concept, process formula, model or prototype whether or not patentable or capable of registration, and whether or not recorded in any medium.

“Permitted Investment” means a holding (directly or through nominees) by way of bona fide personal investment of any units of any authorised unit trust and up to five per cent, of the issued shares, debentures or other securities of any class of any company whose shares are listed on a recognised investment exchange, a recognised overseas investment exchange, or a designated investment exchange as recorded on the Financial Services Register from time to time or any such other exchange as may be specified by the Board from time to time.

“Termination Date” means the date on which the employment of the Executive under this Agreement shall terminate for whatever reason, and derivative expressions shall be construed accordingly.

“Works” means works of authorship, products, materials, designs, graphical works, images, photographs, drawings, websites, logos, art work, slogans, discoveries, developments, improvements, Inventions, research, technical information, processes, systems, programs (including software programs and blockchain technology), formulae, component lists, operating and training manuals in relation to software, source code to software, databases, instructions, brochures, catalogues, process descriptions, know-how, data, diagrams, charts, results, reports, information, methodologies, ideas, concepts, models, prototypes, plans, specifications and studies, authored, discovered, developed, conceived, or reduced to practice by the Executive in the course of, or in connection with, their employment (under this service agreement or otherwise) in whatever form (whether or not during working hours or using the premises or resources of Company or any Associated Company).

1.2

Words and phrases which are not defined in this Agreement but which are defined in the Employment Rights Act 1996, the Companies Act 2006 or the Insolvency Act 1986 shall be construed as having those meanings.

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1.3

References to any statute, statutory instrument or any statutory provision shall be construed as references to the statute, statutory instrument or statutory provision as in force at the date of this Agreement and as subsequently re-enacted, consolidated or amended and shall include references to any statute, statutory instrument or any statutory provision of which it is a re- enactment, consolidation or amendment, save that references to a provision of European law shall be construed, unless the context requires otherwise, as a reference to such provision only to the extent it is in force under English law at the time of performance of the relevant obligation under this Agreement and shall only include re-enactments, consolidations or amendments to the extent they are in force under English law at such time.

1.4	The Schedules to this Agreement are an integral part of this Agreement and references to this Agreement shall include reference thereto.
1.5	The headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement.

2.APPOINTMENT AND TERM

2.1

The Company shall employ the Executive and the Executive shall serve the Company in the role specified in Schedule 1 or in such other capacity of a like status as the Company shall reasonably require on the terms set out in this Agreement.

2.2

The Executive’s employment under this Agreement shall commence on the date specified in Schedule 1 and may be terminated under clause 14 of this Agreement. The Executive’s continuous employment shall commence on the date specified in Schedule 1 and no previous employment with any other employer shall count as part of the Executive’s continuous employment with the Company.

2.3	The Executive’s employment is not subject to a probationary period.
2.4

The Executive represents and warrants to the Company that the Executive is entitled to enter into this Agreement and to implement and carry out its terms and that by so doing the Executive shall not be in breach of any court order or any restriction or obligation (contractual or otherwise). The Executive undertakes to indemnify the Company against any claims, costs, damages, liabilities, or expenses which the Company may incur as a result of the Executive being in breach of any such court order, restriction or obligation.

2.5	The Executive represents that the Executive is entitled to work in the UK and should that entitlement cease at any time during employment the Executive will notify the Company immediately.

3.DUTIES AND RESPONSIBILITIES

3.1

The Executive shall, in a competent manner to the best of the Executive’s ability, perform the duties and responsibilities and exercise the powers which from time to time may be assigned or allocated to the Executive or vested in the Executive by the Company and shall devote the whole of the Executive’s time, ability and attention to the duties under this Agreement during normal office hours and at such other times as may be reasonably required for the proper performance of those duties.

3.2

The Executive shall use utmost endeavours to promote the interests of the Company and any Associated Company including, without limitation, disclosing to the Company any business opportunity that the Executive becomes aware of which falls within the scope of the Company’s or any Associated Company’s business or planned business. The Executive shall at all times abide by any statutory, fiduciary or common law duty owed to the Company or any Associated Company.

3.3	The Executive shall comply with the rules, policies and procedures of the Company and Associated Companies in force from time to time. The Executive shall at all times comply with

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any measures adopted by the Company from time to time to prevent bribery and corruption or the facilitation of tax evasion and shall use all reasonable endeavours to ensure that no person acting on behalf of the Company commits any act of bribery (within the meaning of the Bribery Act 2010) or commits an offence under the law of any jurisdiction that would constitute a UK or foreign tax evasion offence or a UK or foreign tax evasion facilitation offence (within the meaning of Part 3 of the Criminal Finances Act 2017).

3.4

The Company shall be entitled at any time to require the Executive to perform services (which may be outside the Executive’s normal duties) not only for the Company but also for any Associated Company including, if so required, acting as a director of any Associated Company without any entitlement to additional remuneration arising.

3.5

The Executive shall at all times keep the Board promptly and fully informed (in writing if so requested) of the Executive’s conduct of the business or affairs of the Company and any Associated Company and provide such explanations of such conduct as the Board may require.

3.6

The Executive shall promptly disclose to the Board any misconduct or breach of duty on the Executive’s part and any information that comes into the Executive’s possession which adversely affects or may adversely affect the Company or any Associated Company or the business of the Company or any Associated Company including, but not limited to:

3.6.1	the plans of the Executive or any other senior employee to leave the Company or any Associated Company (whether alone or in concert with any other employee);
3.6.2

the plans of the Executive or any other senior employee (whether alone or in concert with any other employee) to join a competitor or to establish a business in competition with the Company or any Associated Company;

3.6.3	the misuse by the Executive or any employee of any confidential information belonging to the Company or any Associated Company; or
3.6.4	conduct of the Executive or any employee, agent or service provider which constitutes bribery within the meaning of the Bribery Act 2010 or tax evasion or the facilitation of tax evasion.
3.7

The Executive may be required or offered the opportunity to undergo training by the Company from time to time and agrees to undertake such training as is reasonably requested by the Company from time to time. Details of any such training requirement will be provided separately.

3.8

The Executive shall comply with all applicable rules and regulations of the FCA, any applicable stock exchange rules, and the Company’s share dealing code and policies in respect of dealings in securities of the Company or any Associated Company. The Executive acknowledges that, as an executive of a listed company, they may be subject to restrictions on dealings in the Company’s securities under the UK Market Abuse Regulation (or equivalent applicable law) and shall comply with all such restrictions.

3.9	The Executive shall be bound by the provisions of Schedule 2.

4.CONFLICTS OF INTEREST

4.1

The Executive shall not during employment whether alone or jointly with or on behalf of any other person, firm or company and whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise (except as a representative or nominee of the Company or any Associated Company or otherwise with the prior consent in writing of the Board) be, or make preparations to be, engaged, concerned or interested in any other business, occupation or undertaking except:

4.1.1holding a Permitted Investment; or

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4.1.2with the consent in writing of the Company which may be given subject to any terms which the Company requires.

4.2

The Executive shall not during employment introduce to or plan or attempt to introduce to any other person, firm, company or organisation, business of any kind with which the Company, or any Associated Company, is able to deal, and shall not have any financial interest in, or derive any financial or other benefit from, contracts or transactions entered into by the Company, or any Associated Company, with any third party, without first disclosing such interest or benefit to the Board and obtaining its written approval.

4.3

The Executive shall not during employment take any steps that are preparatory to compete with the business of the Company or any Associated Company in breach of the express and/or implied terms of this Agreement, other than making a bona fide application for new employment.

5.REMUNERATION

5.1

The Executive shall receive a fixed annual salary of the amount set out in Schedule 1 which shall accrue from day to day and be payable by equal monthly instalments in arrears on or before the last day of each calendar month in accordance with the Company’s usual payroll schedule or such salary as determined by the Company in its sole discretion and confirmed to the Executive in writing from time to time. The Executive’s fixed annual salary and performance shall be reviewed by the Company annually in accordance with its usual review practices and cycle.

5.2

In addition to the Executive’s fixed annual salary, the Board or the Talent Committee of the Board from time to time (the “Talent Committee”) may in its absolute discretion pay the Executive an annual incentive compensation bonus of up to 40% of basic salary, at such intervals and subject to such conditions as the Board or Talent Committee shall in its sole discretion determine (the “Target Bonus”). Except as otherwise provided in this Agreement or as may be provided by the Board or the Talent Committee, the Executive must be employed by the Company through the last day of the calendar year to which the Target Bonus relates in order to be eligible to receive any annual incentive compensation, which shall be paid no later than March 15 of the calendar year following the applicable calendar year to which the bonus relates; provided that if the Executive is terminated for Cause at any time prior to payment of any annual incentive compensation under this clause, the Executive shall no longer be eligible to be paid any such bonus. For the avoidance of doubt, if the Executive is terminated by the Company without Cause or resigns for any reason, in each case after the last date of the year to which the annual incentive compensation relates but prior to payment of such Target Bonus, the Executive shall be entitled to receive such bonus at the time that the Company’s other executives receive their annual bonuses for the applicable calendar year (to the extent unpaid), subject to the Executive entering into a settlement agreement in accordance with clause 14.4 below.

5.3The Executive shall not be entitled to any fees in respect of any directorship of the Company or any Associated Company.

5.4

This clause applies if the Executive subscribes for or is awarded shares in the Company or any Associated Company or participates in any share option, restricted share, restricted share unit, long term incentive, carried interest, co-invest or any other form of profit sharing, incentive, bonus or equity plan or arrangement (each, an “Incentive”) or may do so. Upon the termination of the Executive’s employment, the Executive’s rights (if any) in respect of each Incentive shall be solely determined by the articles or association, rules or other documents governing each Incentive which are in force on the Termination Date and the Executive hereby irrevocably waives all claims or rights of action in respect of the loss of any rights or benefits under or in respect of any Incentive granted or not yet granted to the Executive (including any loss relating to the lapse of, or their ineligibility to exercise, any share options, the value of any shares, the operation of any compulsory transfer provisions or the operation of any vesting criteria).

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6.PENSION

If the Executive is eligible, the Company will enrol them automatically into a pension scheme in accordance with its obligations under Part 1 of the Pensions Act 2008. Details of the scheme will be provided when the Executive joins the scheme. After enrolment, the Executive may opt out if the Executive so wishes. It is the Executive’s responsibility to exercise that right if the Executive does not wish to be a member. The Company reserves the right to re-enrol the Executive in a pension scheme at a later date if required by legislation. The Company reserves the right to amend, replace or discontinue its pension arrangements at any time.

7.BENEFITS

7.1

The Executive shall be eligible to participate, at the Company’s discretion, in any medical insurance or other benefit plans as may be provided or introduced from time to time by the Company (the “Benefit Plans”), subject to the rules of the Benefit Plans from time to time.

7.2

The Company reserves the right to substitute another provider of any of the benefits or Benefit Plans available or alter the benefits or Benefit Plans available to the Executive at any time. No liability shall accrue to the Company in the event that insurance cover is refused by the provider or any conditions or limitations to the benefit are applied by the provider. The Company’s sole obligations in respect of the insurance benefits referred to above are to pay the premium from time to time required by the provider and to pay to the Executive such sums (if any) as may from time to time be received by the Company from the provider in respect of any claim made by the Executive under the scheme, and, for the avoidance of doubt, the Company shall be under no obligation to take any action to enforce the terms of any insurance or otherwise to procure the benefit of any insurance for the Executive.

8.HOLIDAYS

8.1

The Executive shall, subject to this clause 8, be entitled to the holiday specified in Schedule 1, to be taken at such reasonable time or times as the Company shall approve provided that the Company may require the Executive to take any outstanding holiday entitlement in any holiday year during any notice period. The Company’s holiday year runs from 1 January to 31 December.

8.2

Holiday entitlement for one holiday year must be taken by the last date of the holiday year. Failure to do so will result in forfeiture of such accrued holiday not taken, except in the following cases:

8.2.1

the Executive may carry over any holiday that the Executive has been unable to take in the holiday year in which such holiday accrued due to the Executive being on sick leave. Such holiday shall be lost if not taken within 18 months of the end of the holiday year in which it accrued;

8.2.2

the Executive may carry over any holiday that the Executive has been unable to take in the holiday year in which such holiday accrued due to the Executive being on statutory leave as referenced in clause 9 below. Such holiday shall be lost if not taken by the end of the following holiday year; and

8.2.3

the Executive may carry over holiday if the Company has not allowed the Executive a reasonable opportunity to take it in the holiday year in which it accrues. Such holiday will be lost if not taken by the end of the following holiday year, and for the avoidance of doubt, subject to clause 8.3, the Executive shall have no right to payment made in lieu of untaken holiday.

8.3

For the holiday year in which the Executive’s employment commences the Executive shall be entitled to annual holiday entitlement calculated on a pro rata basis. Upon termination of the Executive’s employment the Executive shall either be entitled to salary in lieu of any outstanding

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pro rata holiday entitlement or be required to repay to the Company any salary received in respect of holiday taken in excess of pro rata holiday entitlement, such payment to be calculated on the basis of 1/260th of the fixed annual salary payable to the Executive for each day of outstanding or excess holiday entitlement as appropriate.

9.OTHER PAID LEAVE

The Executive may be eligible for other paid leave subject to any statutory eligibility requirements or conditions that the Company’s rules applicable to each type of leave in force from time to time may apply including maternity leave, adoption leave, paternity leave, shared parental leave, dependents’ leave, compassionate leave, bereavement leave, training and study leave and leave for public duties.

10.PLACE OF WORK

The Executive’s principal place of work shall be at the Company’s offices at Chesterford Research Park or such other location as may be required by the Company from time to time (whether on a permanent or temporary basis) and the Executive shall undertake any travel (within the United Kingdom or abroad) as may be necessary for the proper performance of the Executive’s duties. The Executive may be required to work at other locations within the United Kingdom or abroad on a temporary basis but shall not be required to work abroad for more than one month at a time. There are no additional terms which apply where the Executive is required to work outside the UK for a period of more than one month. The Company reserves the right to issue terms relating to the Executive’s work outside the UK, and any such terms will be notified to the Executive separately.

11.HOURS OF WORK

11.1

The Executive’s normal working hours shall be from 9:00am to 5:30pm Monday to Friday inclusive (with a one-hour break for lunch). In addition to the normal working hours, the Executive shall be required to work (without any additional remuneration) such hours as may be necessary for the proper performance of the Executive’s duties.

11.2

The Executive agrees that the nature of the Executive’s position is such that working time cannot be measured and accordingly the Executive’s employment is excepted from the provisions on working hours and rest breaks in the Working Time Regulations 1998.

12.INCAPACITY

12.1

The Company may request that the Executive attends a medical examination by occupational health and/or an independent medical examination, the cost of which will be borne by the Company. The Executive acknowledges that the Company may need the Executive to attend that examination, and to see the results of that examination and information from other medical professionals who may be treating the Executive, in order to make decisions about the Executive’s employment, including any reasonable adjustments (and that if relevant information is withheld the Company may make decisions in the absence of such information).

12.2

If the Executive is absent from and unable to perform the Executive’s duties as a result of incapacity for a period of seven days or more the Executive will produce medical certificates to the Company in respect of the absence and shall keep the Company informed of the progress of and material developments in relation to such incapacity.

12.3

Subject to clauses 12.4 and 12.5, if the Executive shall be absent from and unable properly to perform the Executive’s duties owing to incapacity, the Executive shall be entitled to full salary and benefits excluding any bonus or commission for a maximum of 4 weeks’ absence in any period of 12 consecutive months. Continuation (if any) of salary and/or benefits in respect of any further period of absence shall be at the discretion of the Company. Any sums paid under this clause shall be deemed to be inclusive of statutory sick pay. For statutory sick pay purposes, the qualifying days will be Monday to Friday (inclusive).

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12.4	The Company at all times reserves the right to withhold, discontinue or request repayment of any contractual sick pay if:
12.4.1	it is satisfied that there has been any abuse of the sick pay arrangements or misrepresentation of the reasons for the Executive’s absence;
12.4.2	an injury from an accident at work was caused by the Executive’s misconduct at work;
12.4.3	in the opinion of a doctor nominated by the Company, the Executive is well enough to work; or
12.4.4	the Executive acts in a manner likely to delay recovery.
12.5

The Executive’s entitlement under clause 12.3 shall cease if the Executive becomes eligible to receive benefits under any permanent health insurance scheme or any other such scheme in respect of which the Company or any Associated Company pays or has paid premiums on behalf of the Executive, in which case the Company shall have no further obligation to the Executive under this clause.

12.6

If the Executive is absent due to illness for more than three months, the Company shall be entitled at any time thereafter to appoint a further executive director or employee to perform the Executive’s duties and to exercise the Executive’s powers.

12.7

The Executive shall promptly inform the Company if the Executive’s inability to perform the Executive’s duties results from incapacity caused by a third party and for which compensation is or may be recoverable by or on behalf of the Executive. In that event, any payments made under this clause in excess of statutory sick pay shall be treated as being made to the Executive by way of loan and shall be recoverable by the Company. The Executive shall keep the Company regularly informed of the progress of any action against such third party, provide such information as the Company may from time to time reasonably require and shall immediately notify the Company in writing of any compromise, settlement, award or judgment in connection with the claim. At the Company’s request, the Executive shall refund to the Company the lesser of the amount recovered by the Executive and the aggregate cost of payments and benefits in excess of statutory sick pay provided under this clause in respect of such period of absence. Any such payment under this clause shall be subject to the maximum aggregate sum permitted to be lent by the Company to the Executive without shareholder approval under the restrictions contained in the Companies Act 2006 relating to loans made to directors.

13.EXPENSES

The Executive shall be entitled to be reimbursed all reasonable out-of-pocket expenses (including hotel, travelling and entertainment expenses but excluding any car parking fines or road traffic offence fines) incurred by the Executive in the proper performance of the Executive’s duties, subject to the production of such receipts or other evidence as the Company may reasonably require.

14.TERMINATION

14.1

If the Executive wishes to terminate this Agreement, the Executive shall give the Company written notice equal to the period set out in Schedule 1. The Executive may also terminate this Agreement for Good Reason, which shall be treated as a termination by the Company without Cause for all purposes under this Agreement. The Company may, in its sole discretion, accept a shorter notice period or place the Executive on garden leave during any part of the notice period in accordance with clause 17.

14.2

If the Company terminates the Executive’s employment (other than for Cause under clause 14.6), or the Executive terminates for Good Reason, and the Termination Date falls within the Change in Control Period, the Company shall, subject to clause 14.4 below, pay the Executive a sum equivalent to 12 months’ fixed annual salary plus an amount equal to the Executive’s full

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Target Bonus for the financial year in which the Termination Date occurs (the “CIC Termination Payment”), subject to deduction of income tax and national insurance contributions. Subject to the remaining provisions of this Agreement (and unless otherwise agreed between the Company and the Executive), the CIC Termination Payment will be paid as a lump sum to the Executive provided they enter into a settlement agreement in the form contemplated in clause 14.4 below.

14.3

If the Company terminates the Executive’s employment (other than for Cause under clause 14.6), or the Executive terminates for Good Reason, and the Termination Date does not fall within the Change in Control Period, the Company shall, subject to clause 14.4 below, pay the Executive a sum equivalent to 9 months’ fixed annual salary in respect of or in lieu of notice plus a bonus determined by the Board based on the Executive’s actual performance (provided such bonus shall be pro-rated based on the number of days of service provided by the Executive between the first day of the applicable performance period and the Termination Date) (the “Standard Termination Payment”), subject to deduction of income tax and national insurance contributions. For the avoidance of doubt, no bonus or bonus equivalent shall be included in the calculation of the Standard Termination Payment. Subject to the remaining provisions of this Agreement (and unless otherwise agreed between the Company and the Executive), the Standard Termination Payment will be paid to the Executive in equal monthly instalments over 9 months following the Termination Date provided they enter into a settlement agreement in the form contemplated in clause 14.4 below.

14.4

Payment of the CIC Termination Payment or the Standard Termination Payment (as applicable) is, in each case, inclusive of any notice payment owed to the Executive and conditional upon the Executive entering into a settlement agreement with the Company on its standard terms including a full waiver of claims in favour of the Company and any Associated Company. If the Executive fails or refuses to enter into a settlement agreement within 21 days of it being presented to the Executive, the Company’s obligation to pay the CIC Termination Payment or the Standard Termination Payment (as applicable) shall cease and the Executive’s notice period shall be limited to six months and entitlement to notice pay shall be limited to six months’ fixed annual salary only (the “Minimum Notice Payment”), subject to deduction of income tax and national insurance contributions.

14.5

Notwithstanding the provisions of clauses 14.1 to 14.4, if the Company terminates the Executive’s employment for Cause under clause 14.6, the Executive shall not be entitled to any notice, payment in lieu of notice, or any termination payment of any kind.

14.6

For the purposes of this Agreement, any termination under this clause 14.6 shall constitute a dismissal for ‘Cause’. Notwithstanding the provisions of clauses 14.1 to 14.4, the Company shall be entitled, by notifying the Executive in writing, to terminate this Agreement and the Executive’s employment forthwith without any payment by way of compensation, damages, payment in lieu of notice or otherwise if:

14.6.1	the Executive commits any act of serious misconduct or fraud or dishonesty; or
14.6.2

the Executive commits any material or persistent breach of any of the terms or conditions of this Agreement including any wilful neglect or refusal to carry out any of the Executive’s duties or to comply with any lawful instruction given by the Company; or

14.6.3	the Executive is unable to pay personal debts as they fall due, becomes subject to personal insolvency proceedings, or makes any arrangement or composition with personal creditors; or
14.6.4

the Executive is charged with or convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a penalty of imprisonment cannot be imposed); or

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14.6.5	the Executive commits any act which constitutes an offence by the Executive or the Company under the Bribery Act 2010 whether done for the Company’s benefit or not; or
14.6.6

the Executive is disqualified from holding office in the Company or any other company under the Insolvency Act 1986 or the Company Directors Disqualification Act 1986 or disqualified or disbarred from membership of, or subject to any disciplinary sanction by, any professional or other body, which undermines the confidence of the Board in the Executive’s continued employment with the Company; or

14.6.7

the Executive acts in any way which may in the reasonable opinion of the Board bring the Company or any Associated Company into disrepute or discredit, or prejudice the interests of the Company or any Associated Company or affect the Executive’s suitability for the type of work the Executive performs; or

14.6.8

the Executive fails to comply in any material respect with any policy of the Company or any Associated Company which has been communicated to the Executive including without limitation any policy in respect of dealing in shares, inside information, anti- bribery and corruption, prevention of the facilitation of tax evasion, equal opportunities and harassment, data protection and use of email and the internet; or

14.6.9	the Executive ceases by reason of the Executive’s own act or default to be a director of the Company; or
14.6.10	the Executive commits any material breach of director’s duties under Part 10 of the Companies Act 2006 in which event, for the purposes of this Agreement, the Termination Date shall be the date of the written notice terminating the Executive’s employment.

14.7

With a view to ensuring that the Executive’s departure can be arranged with the minimum of inconvenience and disruption to the business of the Company and the Associated Companies and its or their relationship with third parties and other employees, the Executive undertakes not, without the prior approval of the Board, to inform any such third parties or such employees about the proposed cessation of the Executive’s employment hereunder.

14.8

The exercise by the Company of its right of termination under clause 14.6 shall be without prejudice to any other rights or remedies which the Company or any Associated Company may have or be entitled to exercise against the Executive.

14.9

If the employment of the Executive under this Agreement shall be terminated for the purpose of reconstruction or amalgamation only whether by reason of the liquidation of the Company or otherwise and the Executive shall be offered employment with any concern or undertaking resulting from this reconstruction or amalgamation on terms and conditions no less favourable than the terms of this Agreement then the Executive shall have no claim against the Company in respect of the termination of the Executive’s employment hereunder.

14.10	The Executive shall not after the Termination Date represent the Executive as being employed by or connected with the Company or any Associated Company.

14.11For the purposes of this clause 14, the following terms shall have the following meaniings:

14.11.1 “Change in Control” means a “Sale Event” as defined in Rezera Inc.’s 2026 Equity Incentive Plan, as amended from time to time.

14.11.2 “Change in Control Period” means the period beginning on the date that is three months immediately before the date of the first event constituting a Change in Control and ending on the 12-month anniversary of the first event constituting a Change in Control.

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15.RETURN OF PROPERTY

All property of the Company and any Associated Company including all credit, charge and expense cards, books, notes, memoranda, correspondence, tapes, codes, keys, security passes, papers, drawings, designs, documents, records, computer disks, computer hardware, computer software and mobile telephones in the possession or control of the Executive are and remain the property of the Company or such Associated Company and the Executive shall deliver all such items in the Executive’s possession, custody or control immediately to the Company on the Termination Date, or earlier if requested by the Company.

16.RESIGNATION AS A DIRECTOR

16.1

As applicable, the Executive shall resign without any payment by way of compensation, damages, payment in lieu of notice or otherwise from the Board and the boards of any Associated Company of which the Executive is director;

16.1.1

if at any time during the Executive’s employment the Executive is prevented from performing the Executive’s duties whether through incapacity or because the Company has exercised its rights under clause 17 or otherwise howsoever and the Company requires the Executive to resign; and in any event

16.1.2	on the Termination Date.
16.2

The Executive irrevocably appoints any director of the Company or any Associated Company from time to time as the Executive’s agent to execute, complete and deliver any document required to give effect to the terms of this Agreement.

17.GARDEN LEAVE

17.1

Notwithstanding any other provision in this Agreement the Company may at any time following the giving of notice by either party to terminate this Agreement, or if the Executive purports to terminate the Agreement in breach of contract, cease to provide work for the Executive, or require the Executive to perform only such duties, specific projects or tasks expressly assigned by the Company, in which event during such period the other provisions of this Agreement, including those relating to the Executive’s remuneration, shall continue to have full force and effect but the Executive shall not be entitled to access to any premises of the Company or any Associated Company. During such period, the Company shall be entitled at any time to appoint a further executive, director or employee having responsibilities similar to those of the Executive to act jointly with the Executive and in that event the Executive shall perform duties and exercise powers in a manner which shall be consistent with such appointment. During such period, the Executive shall:

17.1.1

if requested by the Company, refrain from contacting employees, customers, clients and professional contacts of the Company or any Associated Company except where such employees, customers, clients or professional contacts are personal friends of the Executive and the Executive is contacting them in a personal capacity; and

17.1.2	comply with any requests by the Company in relation to managing, updating, or refraining from updating any social media account held by the Executive containing professional contacts; and
17.1.3	if requested by the Company, cease to be an authorised signatory of the Company, or hold a Power of Attorney for the Company; and
17.1.4

if requested by the Company, take holiday which has accrued up to the commencement of such period, or which accrues during such period, during the period on such day or days as the Company may specify. No contractual holiday entitlement shall accrue during the period itself but, for the avoidance of doubt, the Executive’s entitlement to

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annual leave pursuant to the Working Time Regulations 1998 shall continue to accrue; and

17.1.5	not make any public statements in relation to the Company or any Associated Company or any of its or their officers or employees; and
17.1.6	continue to be bound by the express and implied duties of employment, including, without limitation, by the duty of fidelity and good faith owed to the Company and by the provisions of clause 4.

18.CONFIDENTIALITY

18.1	The Executive acknowledges that during employment the Executive shall in the performance of the duties become aware of Confidential Information.
18.2

Without prejudice to the Executive’s general duties at common law in relation to such Confidential Information, the Executive shall not (save as required by law) during employment or at any time after the Termination Date disclose or communicate to any person or persons or make use of or copy (other than in the proper performance of the duties under this Agreement), and shall use best endeavours to prevent any disclosure, communication or use by any other person of, any such Confidential Information, and shall not use to the detriment of the Company or any Associated Company any information relating to the Company or any Associated Company.

18.3	The provisions of clause 18.2 shall cease to apply to information or knowledge which comes into the public domain otherwise than by reason of the default of the Executive.
18.4	The Executive shall not make any adverse public statement (whether written or oral) relating to the affairs of the Company or any Associated Company to the media or on the internet or otherwise.

19.INTELLECTUAL PROPERTY RIGHTS

19.1

The Executive acknowledges that, (i) because of the nature of their duties and the particular responsibilities arising from the nature of their duties, they have, and shall have at all times while they are employed by the Company, a special obligation to further the interests of the Company and any Associated Company; and (ii) the fulfilment of such duties and responsibilities specifically assigned to them (whether inside or outside normal hours of work) might lead to the generation of, or their participation in the generation of, Executive Inventions.

19.2

The Executive acknowledges that all Executive Inventions and all Works, together with all Intellectual Property Rights therein and all documents and materials embodying, recording and/ or relating to them, shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, the Executive hereby irrevocably assigns to the Company (or any Associated Company) including by way of present assignment of future rights, with full title guarantee, all their right, title and interest in and to any and all Executive Inventions and Works (including Executive IPR) with the intention that all such rights, title and interest shall vest in the Company upon their creation.

19.3

The Executive hereby agrees to hold on trust for the benefit of the Company all such Works, Executive IPR and Executive Inventions and any related rights and powers until such time as they are assigned to the Company pursuant to clause 19.2 above.

19.4

The Executive shall disclose all Executive Inventions and Works to the Company (in writing) immediately upon their creation and shall promptly deliver any Executive Invention and Works to the Company and will not disclose any Executive Invention or Works to anyone else without the Company’s prior consent. The Executive will maintain all adequate and written records and related notes and memoranda of all Executive Inventions and Works and these will remain the sole property of the Company, or such Associated Company as it may direct, at all times.

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19.5	The Executive undertakes to keep confidential all Executive Inventions, Works and other rights.
19.6

The Executive acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this service agreement is or may become due to the Executive in respect of their compliance with this deed. This clause is without prejudice to the Executive’s rights under the Patents Act 1977.

19.7	The Executive agrees:
19.7.1

at the Company’s request, and in any event on the termination of their employment, to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Executive Inventions or Works; and

19.7.2	not to attempt to register any Executive IPR nor patent any Executive Invention unless requested to do so by the Company.
19.8

In relation to any Inventions (other than an Executive Invention that vests automatically in the Company on creation) created, devised, developed, discovered or worked on by the Executive (whether alone or jointly) during the period of the Executive’s employment by the Company that is capable of exploitation by the Company in the normal course of the Company’s business, the Executive agrees, immediately on creation of such Invention, to offer to the Company in writing a right of first refusal to acquire it on arm’s length terms to be agreed between the Executive and the Company. If no terms are agreed within 30 days of the Company receiving the offer, the Company shall be entitled to refer the dispute for determination to an expert who shall be appointed by London Court of International Arbitration. The expert’s decisions shall be final and binding on the Executive and the Company in the absence of manifest error, and the costs of arbitration shall be borne equally by the Executive and the Company. The Executive and the Company will be entitled to make submissions to the expert and will provide (or procure that others provide) the expert with such assistance and documents as the expert reasonably requires for the purpose of reaching a decision. The Executive agrees that the provisions of this clause 19.8 shall apply to all Intellectual Property Rights and Inventions offered to the Company under this clause until such time as the Company has agreed in writing that the Executive may offer them for sale to a third party.

19.9

The Executive waives any moral rights in Works to which they are now, or may at any future time be, entitled under Chapter IV of the Copyright Designs and Patents Act 1988 or any similar provisions of law in any jurisdiction, and they agree not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of such works or other materials infringes their moral rights.

19.10

The Executive will, at any time during or following their employment with the Company, and at the cost of the Company, sign or execute any deeds or documents, make all applications, or do anything that the Company reasonably requires them to do to:

19.10.1

apply for, obtain and vest in the name of the Company, or such Associated Company or person as it may direct, as sole beneficial owner, any Works, Executive IPR or Executive Inventions in any country; and

19.10.2

assist the Company, or anyone it directs, to enforce its Intellectual Property Rights against third parties, to defend claims in any litigation, or other proceedings relating to any Works or Executive Inventions.

19.11

The Executive irrevocably appoints such director as the Company may nominate to be their attorney in their name and on their behalf to execute documents, to use their name and to do all things which may be necessary or desirable for the Company to obtain for itself or any Associated Company the full benefit of the provisions of these terms and a certificate in writing signed by any Director of the Company that any instrument or act falls within the authority

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hereby conferred shall be conclusive evidence that such is the case so far as any third party is concerned.

19.12	Rights and obligations under this deed shall continue in force after termination of the Executive’s employment with the Company and shall be binding upon their representatives.

20.DISCIPLINARY AND GRIEVANCE PROCEDURE/SUSPENSION

20.1

Any disciplinary or dismissal matters affecting the Executive will be dealt with by the Chief Executive Officer of the Company or their nominee in their absolute decision. There are no specific disciplinary or dismissal rules affecting the Executive. Should the Executive wish to appeal against a disciplinary decision the Executive should submit an appeal to the Board in writing whose decision on such appeal shall be final.

20.2

If the Executive wishes to seek redress for any grievance the Executive should first submit the grievance to the Chief Executive Officer of the Company. Should the Executive wish to appeal against the grievance decision the Executive should submit an appeal to the Board in writing whose decision on such appeal shall be final.

20.3

The Company may suspend the Executive from any or all of the Executive’s duties in order to investigate any disciplinary matter involving the Executive or for as long as is otherwise reasonable while any disciplinary procedure against the Executive is outstanding.

21.DATA PROTECTION

21.1

The Executive acknowledges that the Company and any Associated Company will process the Executive’s personal data (which may include sensitive personal data) in accordance with its data protection policies and data protection legislation.

21.2	The Executive agrees to comply with data protection laws, and any rules, policies and procedures of the Company and any Associated Companies relating to data protection, in force from time to time.

22.APPOINTMENT OF ATTORNEY

The Executive irrevocably and by way of security appoints any director of the Company or any Associated Company from time to time to be their attorney for the purposes of the Powers of Attorney Act 1971 to execute, complete and deliver any document required to give effect to the terms and intention of this Agreement, with authority to do all such things and to execute all such documents in their name and on their behalf, as may be necessary to secure that the full benefit and advantage of the rights arising under clauses 16 and 19 of this Agreement are obtained by the Company (or, where appropriate, any Associated Company) and a letter signed by any director of the Company certifying that any thing or any document has been done or executed within the authority conferred by this clause will be conclusive evidence of it.

23.NOTICES

23.1

Any notice to be given under this Agreement shall be in writing. Notices may be served by either party by personal service or by recorded delivery or by first-class post addressed to the other party or by leaving such notice at (in the case of the Company) its registered office for the time being and (in the case of the Executive) the Executive’s last known home address or by email sent to (in the case of the Company) the Chief Executive Officer and (in the case of the Executive) the Executive’s last known personal email.

23.2

Any notice given shall be deemed to have been served at the time at which the notice was personally served or if sent by recorded delivery at the time of delivery as recorded or if sent by first-class post on the second working day after posting or in the case of being left as appropriate at the registered office or last known home address, the date on which it was so left or if sent by email at the time of transmission.

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24.DEDUCTIONS

24.1

The Executive shall pay to the Company any sums owing by the Executive to the Company upon demand by the Company at any time (whether during the Executive’s employment by the Company or after the Termination Date).

24.2

The Executive shall indemnify the Company for itself and on behalf of any Associated Company in relation to any income tax and employee national insurance contributions not already deducted from the Executive’s remuneration (or any taxes replacing the same) for which the Company or any Associated Company has an obligation at any time to account (whether during the Executive’s employment by the Company or after the Termination Date) in relation to the Executive.

24.3

The Executive consents to the deduction from the Executive’s wages or from any other sums owed to the Executive by the Company of any sums owing by the Executive to the Company or any Associated Company at any time, to the extent permitted by law, which shall for the purposes of this clause include any sums equal to any loss which has been or which the Company genuinely estimates will be incurred by the Company or any Associated Company arising from a breach by the Executive of any of the terms of this Agreement.

24.4	This clause is without prejudice to the rights of the Company to recover any sums or balance of sums owing by the Executive to the Company by legal proceedings.
24.5

The Executive acknowledges that, following the admission of Rezera Inc.’s shares to trading on a recognised investment exchange, the Executive may become subject to any Compensation Recovery Policy adopted by Rezera Inc. pursuant to applicable stock exchange rules and/or the rules and regulations of the Securities and Exchange Commission (or any equivalent UK or European regulatory requirement) (the “Clawback Policy”). The Executive agrees to repay to the Company any amounts recoverable under the Clawback Policy and acknowledges that neither the Company nor Rezera Inc. shall be obliged to indemnify the Executive in respect of any amounts so recovered. This clause shall survive the termination of this Agreement.

25.DISCLOSURES IN THE PUBLIC INTEREST

Nothing in this Agreement shall prevent the Executive from making a protected disclosure (within the meaning of the Employment Rights Act 1996).

26.COLLECTIVE AGREEMENTS

There are no collective agreements which directly affect the terms and conditions of the Executive’s employment.

27.NOTIFICATION OF CERTAIN MATTERS

The Executive must notify the Company promptly in writing of any change of name, address, national insurance number, marital status or next of kin and of any actual or pending change in immigration status, any arrests, prosecution or conviction for a criminal offence, any disciplinary action taken by a professional or regulatory body or if the Executive becomes bankrupt, makes any arrangement with or for the benefit of creditors or commits any act of bankruptcy or has a county court administration order made against the Executive under the County Court Act 1984.

28.GENERAL

28.1

This Agreement (including the Schedules to it), together with any documents required to be entered into pursuant to this Agreement, constitutes the entire and only legally binding agreement and understanding between the parties relating to the employment of the Executive by the Company or any Associated Company and supersedes any previous agreements or arrangements or understandings (both oral and written) relating to the subject matter of this

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Agreement (including, for the avoidance of doubt, the Executive’s service agreement with the Company which commenced on 1 January 2019) and any such document and all such agreements, arrangements or understandings shall be deemed to have been terminated with mutual consent with effect from the date hereof.

28.2

This Agreement contains all of the Executive’s contractual benefits and entitlements. All other benefits provided by the Company from time to time are discretionary. There are no other terms and conditions applicable to any other benefits, paid leave or training other than those set out in this Agreement.

28.3

The Executive has not been induced to enter into this Agreement in reliance on, nor has the Executive been given, any warranty, representation, statement, agreement or undertaking of any nature whatsoever other than as are expressly set out in this Agreement, provided that nothing in this clause shall limit or exclude the liability of the Company for fraud.

28.4	No variation to this Agreement shall be effective unless made by the parties and evidenced in writing and signed by or on behalf of the parties and expressed to be such a variation.
28.5

Where, in connection with this Agreement, the Executive undertakes any obligation in respect of any Associated Company, the Executive unconditionally and irrevocably acknowledges and agrees that the Company is entering into this Agreement and accepting the benefit of such obligations not only for itself but also as agent and trustee for such other Associated Company.

28.6

No term in this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

28.7

No waiver by the Board and/or the Company (as appropriate) of any of the requirements of this Agreement or of any of its rights under this Agreement shall have effect unless given in writing and signed by the Board. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of that breach.

28.8

Clauses 18, 19, 22, 24.2 and Schedule 2 and any other provisions of this Agreement which are expressed to apply or are capable of applying following termination of this Agreement shall survive the termination of this Agreement howsoever caused.

28.9

If any provision or part of a provision of this Agreement shall be, or become, void or unenforceable for any reason within any jurisdiction, this shall affect neither the validity of that provision or part of a provision within any other jurisdiction nor any of the remaining provisions of this Agreement.

28.10	This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of England.
28.11

In the event of any claim, dispute or difference arising out of or in connection with this Agreement the parties hereto irrevocably agree and submit to the non-exclusive jurisdiction of the Courts of England.

28.12

This Agreement may be executed (either by autographic signature or by the parties applying their signature by some electronic, mechanical or other means) in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement. The exchange of a fully executed (either by autographic signature or by the parties applying their signature by some electronic, mechanical or other means) version of this Agreement (in counterparts or otherwise) by electronic transmission in PDF format or otherwise shall be sufficient to bind the parties to the terms and conditions of this Agreement and no exchange of originals is necessary. Both parties intend to execute this Agreement as a deed but agree that, if for any reason this Agreement is not effective as a deed, this Agreement shall take effect as a simple contract.

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SCHEDULE 1

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SCHEDULE 2

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This Agreement has been duly executed and delivered as a deed on the date first stated above.

Executed as a deed by	)
NODTHERA LIMITED	)	Director
acting by a director in the presence of	)

Signature of witness

Name

Address

Executed as a deed by	)
DR. NICHOLAS CLARKE	)
in the presence of	)

Signature of witness

Name

Address

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